UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

Form 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 17, 2017

Proteon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36694	20-4580525
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West Street, Waltham, MA 02451
(Address of Principal Executive Offices) (Zip Code)

(781) 890-0102

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2017, Proteon Therapeutics, Inc. (the “Company”) and Boston Properties Limited Partnership (“Lessor”) entered into a Fourth Amendment to Lease (the “Lease Amendment”). The Company and Lessor are parties to a Lease dated as of July 13, 2009, as previously amended (the “Lease”), pursuant to which the Company leases office space at 200 West Street, Waltham, Massachusetts (the “Facility”) from the Lessor. The Lease Amendment extends the term of the Lease for a period of fifteen (15) months from June 30, 2018 until September 30, 2019 and, commencing on January 1, 2018, increases the Company’s office space under the Lease by 2,552 square feet of additional property for a total of approximately 7,500 square feet. In addition, the Company has the option to extend the term of the Lease for an additional one-year period upon the Company’s written notice to the Lessor at least six months prior to the expiration of the term. The rental payments associated with the Lease over the remaining two years of the term are estimated to be approximately $0.3 million, which includes the Company’s pro rata in share of certain real property taxes, operating expenses and common area maintenance expenses.

The foregoing summary is qualified in its entirety by reference to the Lease Amendment which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proteon Therapeutics, Inc.

Date: August 22, 2017	By:	/s/ George A. Eldridge
George A. Eldridge
Senior Vice President & Chief Financial Officer